FOR RELEASE MARCH 5, 2009 at 7:30 a.m. ET

Palatin Technologies' Listing Compliance Plan Accepted by NYSE Alternext US

CRANBURY, NJ – March 5, 2009 – Palatin Technologies, Inc. (NYSE Alternext US: PTN) reported that its exchange listing compliance plan submitted on January 23, 2009 has been accepted by the NYSE Alternext US LLC (the "Exchange," formerly known as the American Stock Exchange).

As reported on December 30, 2008, Palatin received notice from the Exchange that it was not in compliance with certain continued listing requirements under Sections 1003(a)(ii) and (iii) of the Exchange's Company Guide related to historical operating losses and shareholders' equity levels. This notice is described in more detail in Palatin's report on Form 8-K which was filed on December 30, 2008.

On February 27, 2009, the Exchange notified Palatin that it had accepted Palatin's plan for regaining compliance with the continued listing requirements of Sections 1003(a)(ii) and (iii), and that Palatin's listing on the Exchange was being continued pursuant to an extension.

Palatin may be able to continue its listing on the Exchange during the plan period through June 23, 2010, subject to periodic review by the Exchange to determine if Palatin is making progress consistent with the plan. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by June 23, 2010 could result in Palatin's shares being delisted from the Exchange. If Palatin's common stock was ultimately delisted from the Exchange, it would be expected to trade on the over-the-counter market, such as the OTC Bulletin Board securities market, a regulated quotation service that provides quotes, sale prices and volume information in over-the-counter equity securities.

About Palatin Technologies, Inc.
Palatin Technologies, Inc. is a biopharmaceutical company focused on discovering and developing targeted, receptor-specific small molecule and peptide therapeutics. Palatin’s strategy is to develop products and then form marketing collaborations with industry leaders in order to maximize their commercial potential. For additional information regarding Palatin, please visit Palatin Technologies’ website at http://www.palatin.com.

Forward-looking Statements
Statements about future expectations of Palatin Technologies, Inc., including statements about performance related to the plan for regaining compliance with Exchange continued listing requirements, its development programs, proposed indications for its product candidates, pre-clinical activities, marketing collaborations, and all other statements in this document other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. Palatin intends that such forward-looking statements be subject to the safe harbors created thereby. Palatin’s actual results may differ materially from those discussed in the forward-looking statements for various

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reasons, including, but not limited to Palatin’s ability to fund development of its technology, ability to establish and successfully complete clinical trials and pre-clinical studies and the results of those trials and studies, dependence on its partners for certain development activities, need for regulatory approvals and commercial acceptance of its products, ability to protect its intellectual property, and other factors discussed in the Palatin’s periodic filings with the Securities and Exchange Commission. Palatin is not responsible for updating for events that occur after the date of this press release.

Palatin Technologies Investor Inquiries:	Palatin Technologies Media Inquiries:
Stephen T. Wills, CPA, MST	Susan Kim, Burns McClellan
EVP-Operations / Chief Financial Officer	Tel: (212) 213-0006

(609)495-2200/info@palatin.com	skim@burnsmc.com

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